Exhibit 10.17

PERSONAL AND CONFIDENTIAL

September 29, 2020

Stephen Robertson [redacted]

Dear Stephen:

Re:    Executive Employment Agreement with Aurinia Pharmaceuticals Inc.

We are pleased to offer you employment with Aurinia Pharmaceuticals Inc. (the "Company") as the Company's Executive Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer. This offer is subject to your acceptance of the terms and conditions set forth in this Executive Employment Agreement (this "Employment Agreement") and the attached Employee Confidentiality, Intellectual Property, and Restrictive Covenant Agreement (the "Confidentiality Agreement"). This offer will expire on October 15, 2020, unless extended in writing by the Company. Please indicate your acceptance of this offer by signing and returning a copy of this Employment Agreement and the attached Confidentiality Agreement to me by email in PDF format to [redacted] no later than this date. The terms and conditions of your employment with the Company are set out below.

1.    CONDITIONS.

a)    Background Check: This offer and your employment with the Company is contingent on results from reference checks and, if reasonable and appropriate, other background checks (which may include criminal record, driver's abstract, healthcare sanction search, and/or other background checks) that are satisfactory to the Company in its sole discretion.

b)    Eligibility to Work in Canada: Your employment with the Company is, at all times, conditional upon you being legally permitted to work in Canada. You agree to provide satisfactory proof that you are so permitted, as and when requested by the Company. You also agree that it is your sole responsibility to ensure you are legally permitted to work in Canada at all times during your employment, and you agree to provide the Company with notice immediately should you lose legal permission to work in Canada or should your legal permission expire at any point during your employment. You understand and agree that if you are not legally
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

permitted to work in Canada at any point in your employment relationship with the Company, this Employment Agreement will be considered frustrated, subject to applicable employment standards legislation.

2.    REPRESENTATION. By signing this Employment Agreement, you represent to the Company that you are not subject to any restrictive covenant or agreement, including any employment agreement, non-competition covenant, non-solicitation covenant, non disclosure agreement or other similar agreement, covenant, understanding or restriction which would prohibit you from entering into this Employment Agreement and performing any of the duties of your position.

3.    TERM OF EMPLOYMENT. Your employment with the Company will begin on November 2, 2020 (the "Start Date"), will be for an indefinite term, and will end when terminated in accordance with the provisions below (the "Term").

4.    POSITION. The Company will employ you in the position of Executive Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer. You will report to the Chief Executive Officer. You will be responsible for and perform the duties as set out in Appendix "A" to this Employment Agreement, as well as any other duties as may be assigned to you by the Company from time to time. Subject to applicable employment standards legislation, the Company may make changes without notice to your position, duties, responsibilities and reporting arrangements in accordance with its business needs, and such changes will not constitute a breach of the terms of employment. You represent and warrant that you have the necessary expertise, experience, qualifications, certifications, knowledge and skills to perform the duties as set out in Appendix "A" to this Employment Agreement.

5.    SERVICE. During the Term you will:

a)    well and faithfully serve the Company and use your best efforts to promote the best interests of the Company;

b)    devote the whole of your working time and attention to the business of the Company;

c)    not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, engage in any other business, profession or occupation, or become involved in any capacity, directly or indirectly, with any other employer or business, where your engagement or involvement
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

conflicts or interferes with, or could reasonably conflict or interfere with at some future date, your performance of your duties and obligations to the Company; and

d)    become familiar with and comply with all of the Company's policies and procedures as amended or adopted from time to time, subject to applicable employment standards legislation. The Company reserves the right to introduce, administer, amend and/or delete policies and procedures of its sole discretion, and such changes will not constitute a breach of the terms of employment. '

6.    WORK Location. Your work location will be the Company's offices located in Victoria, British Columbia. The Company may make changes without notice to your work location in accordance with its business needs, and such changes will not constitute a breach of the terms of employment, subject to applicable employment standards legislation.

7.    HOURS. The position of Executive Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer is a full-time position. You acknowledge that your duties and obligations may require irregular or long hours. You shall perform the duties of the position for such hours as may be required for the timely and efficient completion of the duties.

8.    BASE SALARY. You will be paid an annual base salary of US$ 425,000 (the "Base Salary"), to be paid bi-weekly or in accordance with the Company's regular payroll practices, as amended from time to time.

9.    BENEFITS. You will be eligible starting the first day of your employment to participate in the standard group benefits program that the Company provides to its executives from time to time in its discretion, subject to the terms and conditions set out in the various provider benefit plans and insurance policies as amended from time to time (the "Benefits"). Additional information regarding the Benefits is available for your review upon request. Subject to applicable employment standards legislation, you understand and agree that the Company reserves the right to unilaterally amend the terms of the Benefits from time to time or to eliminate any of them at any time, and that such amendment or elimination will not constitute a breach of the terms of employment.

10.    RETIREMENT SAVINGS PLAN. You will be eligible to participate in the Company's Group Retirement Savings Plan (the "RSP"), as may be amended from time to time. Subject to applicable employment standards legislation, you understand and agree that
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

the Company reserves the right to unilaterally amend the terms of the RSP from time to time or to eliminate the RSP at any time, and that such amendment or elimination will not constitute a breach of the terms of employment. Your participation in the RSP shall terminate immediately upon your last day of you being Actively Employed, unless otherwise required to be extended by applicable provincial employment standards legislation, in which case your participation shall be extended for the minimum period required by applicable employment standards legislation (if any). For the purposes of this Employment Agreement, "Actively Employed" does not include any period following the termination of your employment for any reason, including during any period of notice of termination that is given or ought to have been given under this Employment Agreement or any applicable law, including the common law, in respect of such termination of employment for ·which pay in lieu of notice is provided, except to the minimum extent (if any) required by applicable employment standards legislation.

11.    ANNUAL DISCRETIONARY BONUS PROGRAM. You will be provided an opportunity to participate in the Company's Annual Discretionary Bonus Program. Bonuses are at the sole and absolute discretion of the Board of Directors of the Company (the "Board") and are determined based on the achievement of personal and company goals, individual and group performance criteria, financial performance of the Company and any other matters the Board may consider relevant. The target bonus for 2020 is 40% of your annual base salary. Any bonus that is awarded shall be paid within thirty (30) days after the Board's determination that a bonus shall be awarded. A bonus payment may or may not be paid in any given year and any payment made shall not be considered a precedent for any future year, subject to applicable employment standards legislation. The Company may in its sole discretion unilaterally amend the timing of the bonus payment or discontinue the Annual Discretionary Bonus Program at any time. Subject to Section 23 and Section 24 below, to receive a payment under the Annual Discretionary Bonus Program, you must remain Actively Employed through the date of the payment. Subject only to the express minimum requirements of the applicable employment standards legislation, if any, and except as expressly set out in Section 23 and Section 24 of this Employment Agreement, no payments will he paid or earned following your termination date, without regard to any notice or severance period to which you may then be entitled whether pursuant to contract, common law or otherwise, and you hereby waive any right that you might otherwise have had to damages or other amounts in lieu thereof.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

12.    EQUITY lNCENTIVE PLAN. You may be provided an opportunity to participate in the Company's Equity Incentive Plan (the "Equity Incentive Plan") subject, at all times, to the sole and absolute discretion the Board.

Subject to applicable employment standards legislation, and with the exception of Section 24 of this Employment Agreement, upon the termination of your employment under the provisions of this E:nployh1ent Agreement, any outstanding options or awards, as applicable, or other rights to acquire securities of the Company shall be governed solely by the terms of Equity Incentive Plan, or other agreements under which the rights have been granted; issued, or promised, and not by this Employment Agreement. Subject to applicable employment standards legislation, the Company may establish, modify, amend or terminate the Company's Equity Incentive Plan at any time in its sole discretion, and such changes will not constitute a breach of the terms of employment.

Except as otherwise provided in the Equity Incentive Plan, and subject to applicable employment standards legislation, you must be Actively Employed on the date options or awards vest in order for the options or awards to vest. Except as otherwise provided in the Equity Incentive Plan, and subject to applicable employment standards legislation, neither the period of notice nor any payment in lieu thereof will be considered as extending the period of your employment with respect to the vesting or exercise of stock options or awards, as applicable, granted.

13.    INITIAL STOCK OPTION GRANT/AWARD GRANT. You will receive an initial stock option grant of valued at US$ 1,200,000 based on the closing price on November 2, 2020 pursuant to the Company's Equity Incentive Plan (the "Initial Grant"). The Initial Grant will vest over a three-year period, with 12/36 of the Initial Grant vesting on the 12-month anniversary of the grant date of the Initial Grant (the "Grant Date"), and the remaining shares vesting equally over the following twenty-four (24) months (each a

"Tranche"), subject to the terms and conditions of the Equity Incentive Plan. The Initial Grant will have an exercise price per share equal to the closing price of the Company's common shares as reported on the stock exchange on which the majority of the Company's common shares are traded on the day immediately prior to the Grant Date and will have a term of ten (10) years. Unless you advise otherwise, the exercise price will be denominated in United States currency. If your Stai1 .Date falls within a "blackout" period under the Company's insider trading policy, your initial stock option will be granted after the "blackout" period is lifted.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Except as otherwise provided in the Equity Incentive Plan, except as otherwise provided in Section 24 of this Employment Agreement, and subject to applicable employment standards legislation, you must be Actively Employed on the date a Tranche vests in order for the Tranche to vest. Except as otherwise provided in the Equity Incentive Plan, and subject to applicable employment standards legislation, neither the period of notice nor any payment in lieu thereof will be considered as extending the period of your employment with respect to the vesting or exercise of any Tranche.

14.    VACATION. You v:ill receive paid vacation in accordance with the Company's policies and procedures as amended from time to time by the Company in its sole discretion. If you receive a vacation overpayment as a result of taking vacation in advance of it being earned, then, upon termination, you will be required to repay any vacation overpayment to the Company, except to any extent not permitted by applicable employment standards legislation. Such vacation overpayment will be calculated by subtracting the total amount of vacation pay paid to you from the amount of vacation pay to which you are entitled, pro-rated to the Date of Termination. The vacation overpayment will become a debt payable by you to the Company (the "Vacation Debt").

For the purposes of this Employment Agreement, the "Date of Termination" means the last day you are Actively Employed with the Company, and does not include any period of notice of termination for w!1ich pay in lieu of notice is provided that is given or ought to have been given under this Agreement or any applicable law, including the common law, in respect of such termination of employment, except to the minimum extent (if any) required by applicable employment standards legislation.

15.    DEDUCTIONS. In the event of the termination of your employment, for any reason, the Company shall be entitled to deduct from your wages any monies due from you' to the Company including but not limited to the Vacation Debt, outstanding loans, advances, or any other monies owed by you to the Company (the "Debts"), except to any extent not permitted by applicable employment standards legislation. You authorize the Company to deduct the Debts, or a portion of the Debts, from your final wages. If needed in any manner, you will sign a written authorization to this effect. If the Company is unable to deduct the entirety of the Debts from your final wages, then the Company will invoice you for the outstanding amount of the Debts, and you will pay the invoice within 30 days of the date the Company provides you with the invoice.

16.    COMPLETE COMPENSATION. This Employment Agreement sets out your entire compensation and benefits entitlement for all hours worked and all services provided to the Company pursuant to this Employment Agreement, except for any other minimum
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

statutory entitlements required by applicable employment standards legislation. For clarity, regardless of the number of hours worked, except for any minimum statutory entitlements required by applicable employment standards legislation, you are not entitled to any additional remuneration, overtime, or time off in lieu in addition to the compensation and benefits set out in this Employment Agreement .

17.    TEMPORARY LAYOFF. The Company may temporarily lay you off in accordance with the requirements of the British Columbia Employment Standards Act, or other applicable employment standards legislation, as amended from time to time. Such a temporary layoff shall not constitute a termination of your employment. Further, you will be deemed to have resigned your employment if you decline to accept recall of employment following such temporary layoff, except to any extent not permitted by applicable employment standards legislation, and shall not be entitled to any further compensation, except for your minimum statutory entitlements under applicable employment standards legislation.

18.    SUSPENSION. Subject to applicable employment standards legislation, the Company may suspend your employment with or without pay in circumstances involving progressive discipline, corrective action or a workplace investigation. Such a suspension shall not constitute a termination of your employment.

19.    REMOTE WORKING. The Company may require that you work from home either temporarily or indefinitely, and that further compensation/expense reimbursement will not be provided while you are working from home, subject to applicable employment standards legislation.

20.    CONFIDENTIALITY, INTELLECTUAL PROPERTY, AND RESTRICTIVE COVENANTS. You acknowledge and agree that as an employee of the Company, you will use and have access to confidential information owned by the Company or entrusted to the Company by its customers or business partners, including but not limited to any information, documentation and data currently owned by, or provided to the Company and used by you to perform your job duties. You acknowledge and agree that it is a condition of your employment with the Company that you keep such information confidential during your employment with the· Company and following the termination of your employment with the Company for ,my cause or reason whatsoever. You also understand that it is condition of this Employment Agreement that you sign and abide by the terms of the Employee Confidentiality, Intellectual Property and Restrictive Covenant Agreement attached as Appendix "B" to this Employment Agreement (the "Confidentiality Agreement").

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

21.    PRIVACY AND USE OF TECHNOLOGY:

a)    Privacy: You agree that you will take all necessary steps to protect and maintain personal information of the employees, contractors, or clients of the Company obtained in the course of your employment. You shall at all times comply, and shall assist the Company to comply, with all applicable privacy laws as may be applicable to the Company and its operations. By proceeding with your application to obtain employment with the Company, you understand that the Company, or its agent, will collect, use and disclose employee personal information about you for the purposes of establishing, managing or terminating the employment relationship between the Company and you and you hereby consent to the collection, use and disclosure of this employee personal information to the Company, various government agencies and the Company's benefits providers.

b)    Social Media: You recognize that it is of utmost importance and concern to the Company and its owners that, as an employee of the Company, you conduct yourself at all times ethically, honestly and with integrity, and in accordance with Company policies and procedures which address Social Media use. As such, you agree that you will not engage in any communications on any social media platforms that may disparage the Company, its owners, management, clients, business partners, or employees, or any of their business or reputations.

c)    Electronic Media, Services, Property and Premises: In the performance of your job duties for the Company you may use or have access to a variety of the Company's electronic media, software, devices and related services, and other property including its facilities, computers, email, telephones, voicemail, facsimile equipment, electronic bulletin boards, wire services, on-line services, internet, intranet and all related software licensing agreements, office supplies and premises. You acknowledge and agree that all such media, services, property and premises are provided solely for business purposes. All email, internet and other data that is composed, transmitted, or received via the Company's computer communications systems is considered to be part of the official records of the Company and, as such, is subject to disclosure to law enforcement or other third parties. Consequently, you should always ensure that the business information contained in email, internet or other messages and other transmissions are accurate, appropriate, ethical, and lawful.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

d)    No Expectation of Privacy: The equipment, services, and technology provided to access email and the internet remain at all times the property of the Company. As such, the Company reserves the right to monitor internet traffic, and retrieve and read any d2.ta composed, sent, or received through our online connections and stored in its computer systems. You should not have any expectation of privacy in respect to the use of the Company's information systems, voicemail, email or internet facilities, including any Company-owned or Company-provided equipment such as computers, handheld devices and phones. The Company reserves the right at its sole discretion to audit any of the Company's information systems and equipment at any time, including internet usage, as well the right to monitor, access, and retrieve any email or attachments in the Company's email system, for any reason and without permission. The misuse of any of the Company's media, services, property, or premises may result in the immediate termination of your employment for just cause without any notice or payment in lieu of notice whatsoever.

22.    RESIGNATION. Subject to Section 24 (Termination Upon Change of Control) below, in the event that you wish to resign from your employment with the Company, you agree to provide the Company with four (4) weeks' written notice of your resignation (the "Resignation Notice"). If you so resign, you will be paid only the Base Salary earned up to the date of resignation, any accrued but unused vacation pay and any other minimum statutory entitlements under applicable employment standards legislation. Alternatively, the Company may waive the Resignation Notice, in whole or in part, subject to any minimum statutory entitlements under applicable employment standards legislation. Subject to applicable employment standards legislation, you agree that such ,waiver shall not constitute termination of your employment by the Company.

23.    TERMINATION BY COMPANY WITHOUT JUST CAUSE.

The Company may terminate your employment ,without just cause at any time other than during the Change of Control Period (as defined below), by provide,1g you with notice of termination, payment in lieu of such notice, or a combination of written notice and payment in lieu of notice, at the Company's sole discretion, equal to twelve (12) months, plus one additional month for each full year of completed employment with the Company, up to a maximum of eighteen (18) months total inclusive of the twelve (12) months (the "Severance Period"), provided that, if at any time the British Columbia Employment Standards Act provides for a greater entitlement, you will receive the greater entitlement required by the British Columbia Employment Standards Act.

Payment in lieu of such notice pursuant to this Section 23 will be paid in the form of salary continuance (the "Salary Continuance"), other than any minimum entitlements to
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

statutory payment in lieu of such notice required by the British Columbia Employment Standards Act, as amended from time to time, which will be paid as a lump sum. The Salary Continuance will be paid in equal installments on the Company's regular payroll schedule, as amended from time to time, commencing, subject to applicable employment standards legislation, for the period immediately following the expiry of the period of pay in lieu of notice required by the British Columbia Employment Standards Act.

For the purposes of this Section 23, the Salary Continuance will consist of Base Salary only, provided that, if at any time the British Columbia Employment Standards Act provides for a greater entitlement, you will receive the greater entitlement required by the British Columbia Employment Standards Act. For clarity, if applicable employment standards legislation requires Salary Continuance to consist of more than just Base Salary, the Company will ensure that the applicable employment standards legislative requirements are met and Salary Continuance will consist of more than just Base Salary to the extent required by applicable employment standards legislation.

In addition, upon termination in accordance with this Section 23, the Company will continue the Benefits you were participating in as at the date of notice of termination, until the earliest of: (A) the expiration of the Severance Period, (B) the expiration of your eligibility for the Benefits, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self employment, where permitted by the terms of the relevant plans, and subject to provider approval, or, if unable to continue the Benefits, will pay to you an amount equal to the cost of premiums for the Benefits that the Company paid prior to the date of notice of your termination (not your cost of you obtaining individual or family coverage) during the Severance Period.

In addition, upon termination without cause, the Company will pay to you a bonus under the Annual Discretionary Bonus Program described in Section 11 above on a prorated basis, based upon the number of days worked to the Date of Termination in the calendar year of termination (the "Prorated Annual Bonus"). To the maximum extent permissible by law and subject to applicable employment standards legislation, any such Prorated Annual Bonus is at the sole and absolute discretion of the Board and will be determined based on the achievement of personal and company goals, individual and group performance criteria, financial performance of the Company and any other matters the Board may consider relevant. Any such Prorated Annual Bonus will be paid in a lump sum on the date that all other executives of the Company receive annual bonuses, but in any event by no later than March 15 of the year following the year in which your employment is terminated.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

In addition, upon termination without cause, the Company will provide you with outplacement career counseling services that it considers to be reasonable and appropriate, in its sole discretion, up to a maximum of 10,000.

This Section 23 describes the entirety of your entitlements. upon termination without cause, including statutory, contractual and common law amounts. You agree that these entitlements are reasonable and upon receipt of these entitlements the Company will have no further obligation to you in respect of the termination of your employment including,
, without limitation, any further compensation, severance pay or damages.

24.    TERMINATION UPON CHANGE OF CONTROL.

a)    For purposes of this Section 24, the following terms shall be defined as set forth below:

i.    "Change of Control" means:

A.    any merger or consolidation in which voting securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction and the composition of the Board of the Company following such transaction is such that the directors of the Company prior to the transaction constitute less than fifty percent (50%) of the membership of the Board of the Company following the transaction;

B.    Any acquisition, directly or indirectly, by an person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control
·with, the Company) of beneficial ownership of voting securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities;

C.    Any acquisition, directly or indirectly, by a person or related group of persons of the right to appoint a majority of the directors of the Company; or
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

D.    Any sale, transfer or other disposition of all or substantially all of the assets of the Company,

provided, however, that a Change of Control shall not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by the Company or any entity that is an affiliate of the Company under the Securities Act (British Columbia), as amended from time to time (an "Affiliate"), of voting securities of the Company or any of its Affiliates which are convertible into voting securities.

ii.    "Change of Control Period" means the three (3) months prior to and the twelve (12) months following the effective date of a Change of Control.

iii.    "Good Reason" means the occurrence of any of the following conditions without your consent:

A.    a material reduction in the Base Salary (unless pursuant to a salary reduction program applicable generally to the Company's similarly situated employees);

B.    a material reduction in your duties, responsibilities or authority; or

C.    the relocation of your principal place of employment in a manner that lengthens your one-way commute distance by eighty (80) or more kilometers from your then-current principal place of employment immediately prior to such relocation.

iv.    "Resignation for Good Reason" means termination of your employment by you if:

A.    you give the Company written notice of your intent to terminate your employment for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s);

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

B.    the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period");

C.    you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period; and

D.    the conditions described in Section 24(a)(iii)(A), Section 24 (a)(iii)(B), and Section 24(a)(iii)(C), and the procedures described in Section 24(a)(iv)(A), Section 24(a)(iv)(B), and Section 24(a)(iv)(C) all occur within a Change of Control Period.

For clarity, if you resign for Good Reason, the Cure Period must expire, and you must resign, within the Change of Control Period in order to trigger your entitlements under this Section 24.

b)    In the event the Company (or any successor) terminates your employment without cause, or you effect a Resignation for Good Reason in accordance with the procedure outlined at Section 24(a)(iv) above, within the Change of Control Period, in lieu of your entitlements under Section 23 above, the Company will provide you with notice of termination, payment in lieu of such notice, or a combination of written notice and payment in lieu of notice, at the Company's sole discretion, equal to eighteen (18) months, provided that, if at any time the British Columbia Employment Standards Act provides for a greater entitlement, you will receive the greater entitlement required by the British Columbia Employment Standards Act.

c)    Payment in lieu of such notice pursuant to this Section 24 will be paid in the form of salary continuance (the "COC Salary Continuance"), other than any minimum entitlements to payment in lieu of such notice required by the British Columbia Employment Standards Act, as amended from time to time, which will be paid as a lump sum. The COC Salary Continuance will be paid in equal installments on the Company's regular payroll schedule, as amended from time to time, commencing for the period immediately following the expiry of the period of pay in lieu of notice required by the British Columbia Employment Standards Act.

d)    For the purposes of this Section 24, the COC Salary Continuance will consist of Base Salary only, provided that, if any time the British Columbia Employment
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Standards Act provides for a greater entitlement, you will receive the greater entitlement required by the British Columbia Employment Standards Act.

e)    In addition, upon termination in accordance with this Section 24, the Company will continue the Benefits you were participating in as at the date of notice of termination until the earliest of: (A) the expiration of the COC Severance Period,
(B) the expiration of your eligibility for the Benefits, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, where permitted by the terms of the relevant plans, and subject to provider approval, or, if unable to continue the Benefits, will pay to you an amount equal to the cost of premiums for the Benefits that the Company paid prior to the date of notice of your termination (not your cost of you obtaining individual or family coverage) during the COC Severance Period.

f)    In addition, upon termination without cause in accordance with this Section 24, the Company will pay to you a bonus pursuant to the Annual Discretionary Bonus Program at target as described in Section 11 above for a full twelve month period. Any such Annual Bonus will be paid in a lump sum on the date that all other executives of the Company receive annual bonuses, but in any event by no later than March 15 of the year following the year in which your employment is terminated.

g)    In addition, upon termination in accordance with this Section 24, any unvested stock options or award grants conferred by the Company will immediately vest on the Date of Termination notwithstanding the provisions of the Equity Incentive Plan or any agreement thereunder, and will remain exercisable in accordance with the terms of the Equity Incentive Plan or any agreement thereunder until the date of their expiry as determined on the date of grant.

h)    In addition, upon termination in accordance with this Section 24, the Company will provide you with outplacement career counseling services that it considers to be reasonable and appropriate, in its sole discretion, up to a maximum of $10,000.

i)    This Section 24 describes the entirety of your entitlements in the event the Company (or any successor) terminates your employment without cause, or you resign with Good Reason, within the Change of Control Period, including statutory, contractual and common law amounts. You agree that these

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

entitlements are reasonable and upon receipt of these entitlements the Company will have no further obligation to you in respect of the termination of your employment including, without limitation, any further compensation, severance pay or damages.

j)    For clarity, you are not eligible to receive both the entitlements under Section 23 and this Section 24. For the avoidance of doubt, if you would otherwise be eligible for severance benefits under both Section 23 and Section 24, you will receive the benefits set forth in Section 24 and such benefits shall be reduced by any benefits previously provided to you under Section 23.

25.    CONDITIONS: It is a condition of you receiving the compensation and benefits set out in Section 23 or Section 24, in excess of your minimum statutory entitlements under applicable employment standards legislation that you:

a)    execute a r..ill and final release in favour of the Company, in a form to be provided by the Company, and substantially the same as set out in Appendix "C", prior to receiving the compensation and benefits set out in Section 23 or Section 24 in excess of the minimum notice or pay in lieu of notice as required by the British Columbia Employment Standards Act;

b)    continue to comply with your obligations under the Confidentiality Agreement; and

c)    immediately resign any directorship or office held in the Company or any parent, subsidiary or affiliated companies of the Company, in accordance with the terms of Section 28 below.

If you do not satisfy these conditions, upon any termination of employment under Section 23 or Section 24 (including where there is Resignation For Good Reason), you agree that you will only be entitled to your minimum statutory entitlements required by applicable employment standards legislation, as amended from time to time, including statutory notice or statutory termination pay (if applicable), statutory benefits continuation (if applicable), statutory benefits continuation (if applicable) and accrued wages. You agree that you are not entitled to common law notice and waive any entitlements to common law reasonable notice.

26.    TERMINATION FOR JUST CAUSE:

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Notwithstanding anything in this Employment Agreement, the Company may terminate your employment at any time for Just Cause. If you are terminated for Just Cause, you will be paid only the Base Salary earned up to the Date of Termination and any accrued but unused vacation pay. For clarity, you will not receive any notice, pay in lieu of notice, compensation or benefits set out in Section 23 or Section 24, or any other form of compensation, benefits, severance pay or damages, subject to applicable employment standards legislation. For the purposes of this Section 26, "Just Cause" means that you have engaged in one or more of the following:

a)    conviction of, or guilty plea to, an indictable offense;

b)    willful, continued failure or refusal to follow lawful and reasonable instructions of the Chief Executive Officer or the Board;

c)    willful, continued failure to faithfully and diligently perform assigned duties;

d)    unethical, fraudulent, or other serious misconduct;

e)    conduct that materially discredits, or is materially detrimental to, the Company or any affiliate;

f)    material breach of this Employment Agreement, the Confidentiality Agreement, or material Company policies; and

g)    any other conduct that would constitute just cause for termination at common law.

You agree that if the Company provides you with notice of termination or payment in lieu of such notice in accordance with Section 23 or Section 24 above, the Company will not be prevented from alleging just cause for termination of the terms of your employment or this Employment Agreement. Further, you agree that if the Company unsuccessfully alleges just cause pursuant to this Section 26, or if you are found to have been constructively dismissed, your entitlement to notice or pay in lieu of notice will be limited to the entitlements set out in Section 23 or Section 24 above, as applicable.

27.    FRUSTRATION AS A RESULT OF DEATH OR DISABILITY. If your employment is frustrated as a result of your death or disability, you (or your estate, as applicable) will be provided with only the Base Salary earned up to the date of frustration, any accrued but
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

unused vacation pay and any other minimum statutory entitlements that may be required to be provided such as statutory notice or termination pay (if applicable), statutory benefits continuation (if applicable), and statutory severance pay (if applicable).

For clarity, you will not receive any notice, pay in lieu of notice, compensation or benefits set out in Section 23 or Section 24, or any other form of compensation, benefits, severance pay or d2mages.

28.    DIRECTORSHIPS AND OFFICES: Upon the termination of your employment for any reason whatsoever, you shall be deemed to have immediately resigned any officer and director positions held in the Company or any parent, subsidiary or affiliated companies of the Company effective no later than the Date of Termination (or such other date as requested by the Company). Except as provided in this Employment Agreement or
· otherwise required by applicable employment standards legislation, you will not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of office or otherwise. If you fail to resign as required, the Company is irrevocably authorized to appoint some person in your name and on your behalf to sign any documents or do any things necessary or requisite to give effect to such resignation.

29.    ARBITRATION. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that, with the exception of:

a)    the Company seeking judicial relief by way of restraining order, interim, interlocutory or permanent injunction in the event of any actual or threatened breach by you of your covenants and obligations under Section 20 and the Confidentiality Agreement; and

b)    you bringing any disputes, complaints, claims or causes of action that cannot be subject to mandatory arbitration as a matter of law, including, but not limited to, disputes, complaints, claims or causes of action under applicable employment standards, human rights, or occupational health and safety legislation (the "Excluded Claims"), all disputes, complaints, claims, or causes of action, in law or in equity, arising out of, or in connection with, this Employment Agreement, your employment with the Company, or the termination of your employment with the Company, will be finally resolved by
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

arbitration administered by ICDR Canada under its Canadian Arbitration Rules. The number of arbitrators shall be one and the place of arbitration shall be Vancouver, Canada. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or. representative proceeding, and shall not be joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

In the event you intend to bring multiple claims, including one or more Excluded Claims, the Excluded Claims may be filed with a court or administrative tribunal, as applicable, while any other claims will remain subject to mandatory arbitration.

You will have the right to be represented by legal counsel at any arbitration proceeding at your own expense. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law, including special costs. The Company shall pay all arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and provincial courts of any competent jurisdiction.

30.    GENERAL.

a)    Compliance with Employment Standards: The terms and conditions of this Employment Agreement are subject to the provisions of the British Columbia Employment Standards Act, as amended from time to time. If any term or condition
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

of this Employment Agreement conflicts with, or is inconsistent with, any provision of the British Columbia Employment Standards Act, the British Columbia Employment Standards Act shall prevail over, and shall amend, this Employment Agreement to the extent of any such conflict or inconsistency, and this Employment Agreement as so amended shall apply with retrospective effect to the commencement of your employment. Without limitation, it is the intention of the Company that all of your employment entitlements, including your termination entitlements, will meet or exceed what is required by the British Columbia Employment Standards Act. If at any time the British Columbia Employment Standards Act provides for a greater entitlement than what is set out in this Employment Agreement, you will receive the greater entitlement required by the British Columbia Employment Standards Act.

b)    Continuing Application: The terms of this Employment Agreement will continue to apply throughout your employment, regardless of your length of service or any changes that may occur to your position, duties and responsibilities, compensation or benefits, or other terms of employment, unless you and the Company agree otherwise in writing. Without limiting the generality of the foregoing, Section 23 (Termination by Company Without Just Cause), Section 24 (Termination Upon Change of Control), and Section 25 (Conditions) will continue to apply throughout your employment regardless of your length of service or any changes that may occur to your position, duties and responsibilities, compensation or benefits, or other terms of employment, unless you and the Company agree otherwise in writing.

c)    Severability: If any provision of this Employment Agreement shall, for any reason, be held to violate any applicable law or be unenforceable, in whole or in part, the remainder of this Employment Agreement shall remain in full force and effect to the extent permitted by law.

d)    Inconsistency: If there is an inconsistency between this Employment Agreement and any policies and procedures of the Company, this Employment Agreement supersedes .any such policies and procedures to the extent of the inconsistency, and will govern.

e)    Governing Law: This Employment Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia and shall be treated in all respects
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

as an British Columbia contract. By signing this Employment Agreement, you irrevocably attorn to and submit to the exclusive jurisdiction of the provincial and federal courts and tribunals of the Province of British Columbia, as applicable, with respect to any matters arising from or related to this Employment Agreement or your employment with the Company.

f) Enurement: This Employment Agreement will enure to the benefit of and be binding upon the patties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

g)    Assignment: The Company may assign this Employment Agreement to another person or entity. You will not assign your rights under this Employment Agreement, or delegate to others, any of your functions and duties under this Employment Agreement without the express written consent of the Company, which consent may be withheld in the Company's sole discretion.

h)    Confidentiality of Employment Agreement: You will keep confidential and not disclose any of the terms of this Employment Agreement to any person, including to other employees or workers of the Company, unless required to do so by law or for the purpose of obtaining confidential legal, financial or tax planning advice.

i)    Statutory Deductions and Withholdings: All compensation, benefits payments required to be made pursuant to this Employment Agreement, including but not limited to termination payments, are subject to applicable statutory deductions and withholdings as required by applicable government statutes and regulations including income tax, Employment Insurance (El) premiums and Canada Pension Plan (CPP) deductions.

j)    Entire Agreement: The terms and conditions of your employment with the Company are set forth in this Employment Agreement and the attached Appendices, including the Confidentiality Agreement, and supersede all prior oral or written negotiations, representations, inducements, understandings and agreements that may exist between you and the Company. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between you and the Company other than as ex1Jressly set forth in this Employment Agreement and the attached Appendices, including the Confidentiality Agreement. This offer of employment, once accepted by you, will constitute the employment agreement between you and
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

the Company. This Employment Agreement cannot be modified, amended or extended except in a writing signed by you and a duly authorized officer of the Company.

k)    Survival: All sections of this Employment Agreement that, by their drafting, are intended to persist after the termination of your employment and this Employment Agreement, and all other provisions of this Employment Agreement necessary for the interpretation and enforcement of any of those sections, will indefinitely survive the termination of your employment or the termination of this Employment Agreement.

If you agree to the terms and conditions set forth herein, please sign and date this Employment Agreement and the attached Confidentiality Agreement and return them to me prior to the Start Date.

We look forward to having you join us. If you have any questions about this Employment Agreement, please do not hesitate to call me.

Best regards,

AURINIA PHARMACEUTICALS INC.
/s/ Max Donley

EVP, Internal Operations and Strategy

/s/ Stephen P. Robertson

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix A
DUTIES

The Executive Vice President (EVP), General Counsel, Corporate Secretary, and Chief Compliance Officer is a chief legal representative on legal issues regarding contracts, transactions, and risk management of the organization. This position performs and directs complex legal work and advises the CEO, Executive Team, and Board of Directors. This position also provides legal support to management and serves as an advisor to the CEO on business and risk matters.

Core Duties and Responsibilities, including but not limited to:
Oversees risk management for Aurinia and its affiliates and subsidiaries (the organizations), including management of liability insurance programs and identifying and analyzing areas of potential risk and mitigating factors in the organizations' operations.
Provides legal counsel and guidance to the CEO and other executives on business legal matters to support the effective opera lions of the organizations.
Oversees the selection, retention, coordination, and supervision of work of outside attorneys and consults with them on sensitive legal issues as required to obtain legal opinions for transactions affecting the organizations.
Oversees the drafting, review, and final preparation of contracts, business formation and other legal documents involved in the organizations' operations and for the delivery of the organizations' services. Provides technical expertise and advice related to legal strategy for transactions and business formation. Supervises the preparation of documents of a legal nature related to business and risk management of Aurinia and affiliates and subsidiaries.
Responsible for securing and maintaining intellectual property rights of the organizations.
Under the direction of the CEO, work with the Executive Officers to align and ensure implementation of strategic decisions and executive directives throughout the organizations.
Coordinates with the CFO to ensure compliance with all applicable laws related to financial management and participates as necessary in audits and other financial controls.

Job Specifications:
Demonstrated commitment to and knowledge of contracts, business transactions and risk management. Demonstrated ability to achieving results under demanding time frames.
Demonstrated ability to provide leadership to assigned attorneys and staff and to foster a cooperative environment.
Inspiring leadership, staff development, and performance management skills.
Excellent verbal and written communication and analytical skills with sound decision-making. Exhibits high ethical standards and expects the same from all others in the organization.
Demonstrated ability to work effectively with colleagues, government, stakeholder leadership, and the public.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Minimum Qualifications:
Juris Doctorate (J.D.) and active Bar membership required.

Extensive legal experience in business transactions, contracts, 8(a) contracts and processed, risk management, and related.
Continued employment is contingent upon receipt of a satisfactory report from an applicable background check.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix B

EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT, AND RESTRICTIVE COVENANT AGREEMENT (CANADA)
In consideration of my employment by Aurinia Pharmaceuticals Inc. ("Employer"), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, "Company"), the compensation paid to me during my employment with Company, and Company's agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidentiality, Invention Assignment, and Restrictive Covenant Agreement with Employer (the "Agreement"), Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:

1.    Confidential Information Protections.
1.1    Recognition of Company's Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will obtain written approval by an officer of Company before T lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. T will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, I will not be held criminally or civilly liable under any federal or provincial trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, provincial, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If I become legally compelled by deposition, subpoena or other court or governmental action to disclose any Confidential Information, then I will give Company prompt notice to that effect and will cooperate with Company if Company seeks to obtain a protective and/or injunctive order concerning any Confidential Information. Further, if I become legally compelled by deposition, subpoena or other court or governmental action to disclose any Confidential Information, then I will disclose only such Confidential Information as my counsel shall advise is legally required or as a court may order. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.

1.2    Confidential Information. "Confidential !, formation" means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, "Inventions"), including all Company Intellectual Property (defined in Section
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.1); (b) information regarding research, development, new products, improvements, use, clinical design, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information, and policies and procedures; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information;
(d) information about Company's business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company's competitive disadvantage. However, Company agrees that T am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me and no wrongful act or omission by any other person. Company further agrees that this Agreement does not limit my right to discuss my employment or unlawful acts in Company's workplace, including but not limited to sexual harassment, or report possible violations of law or regulation with any federal, provincial or local government agency, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations.
1.3    Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 continue indefinitely, even after my employment by Company ends, for any reason, including but not limited to voluntary termination by me or involuntary termination by Company.
I .4 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company's premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

2.    Assignments of Inventions.
2.1    Definitions. The term (u) "Intellectual Property Rights" means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights and any rights to apply for any such rights, as well as all rights lo pursue remedies for infringement or violation of any such rights); (b) "Copyright" means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) "Moral Rights" means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) "Company Intellectual Property" means any and all inventions and literary and artistic works (and all Intellectual Property Rights related to such inventions and literary and artistic works) that are made, conceived,
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

developed, prepared, produced, improved upon, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiment of such inventions.
2.2    Non-Assignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any invention that I develop entirely on my own time without using Company's equipment, supplies, facilities or trade secrets, or Confidential Information, except for inventions that either (i) relate to Company's actual or anticipated business, research or development, or (ii) result from or are connected with any work performed by me for Company ("Nonassignable Inventions").
2.3    Prior Inventions.
(a)    On the signature page to this Agreement is a list describing any inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company's business or actual or demonstrably anticipated research or development, and
(iii) are not to be assigned to Company ("Prior Inventions"). If no such list is attached, I represent and warrant that no inventions that would be classified as Prior Inventions exist as of the date of this Agreement.
(b)    I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a "License Event"), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, "Prior Inventions" includes any inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.
2.4    Assignment of Company Intellectual Property. I hereby assign to Employer all my right, title, and interest in and to any and all Company Intellectual Property other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, l hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer's customers, with respect to such rights. I further agree that neither my successors-in interest nor legal heirs retain any Moral Rights in any Company Intellectual Property. Nothing contained in this Agreement may be construed to reduce or limit Company's rights, title, or
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

interest in any Company Intellectual Property so as to be less in any respect than that Company would have had in the absence of this Agreement.
2.5    Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all inventions and literary and artistic works that I author, create, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third patties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.
2.6    Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation to Canada, all my right, title, and interest in and to any particular Company Intellectual Property.
2.7    Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are works made in the course of employment and are owned by Company.
2.8    Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce worldwide Intellectual Property Rights and Moral Rights relating to Company Intellectual Prope1ty, and any Prior Inventions and/or Nonassignable Inventions licensed to Company pursuant to a License Event as set out in Section 2.3(b), in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Intellectual Property will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property. Rights assigned to Employer under this Agreement.

2.9    Incorporation of Software Code. I agree not to incorporate into any inventions, literary works, and a'artistic works, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company's policies regarding the use of such software or as directed by Company.
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.    Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Intellectual Prope1iy made by me during the period of my employment with Company, which records will be available to and remain the sole property of Employer at all times.

4.    No Solicitation of Persons Employed or Engaged, Customers or Potential Customers. I agree that during my employment with Company and for a period of twelve (12) months after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:
a)        solicit, induce, encourage, or participate in soliciting, inducing or encouraging any Person Employed or Engaged by Company (as defined below) to terminate his, her or its relationship with Company;
b)        solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any Person Employed or Engaged by Company to terminate his, her or its relationship with Company to render services to me or any other person or entity that engages in, or is preparing to engage in, the Competitive Business (as defined below);
c)        hire, employ or engage in a business venture any Person Employed or Engaged by Company for the purposes of engaging in, or preparing to engage in, the Competitive Business (as defined below);
d)        solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company; or
e)        contact or communicate with any Customer or Potential Customer for the purpose of offering for sale any products, services or processes for the treatment of autoimmune and inflammatory diseases;
The parties agree that for purposes of this Agreement:
a)    "Competitive Business" means the research, development, testing, sale and marketing of products, services and processes for the treatment of autoimmune and inflammatory diseases.

b)    "Customer" means any person or entity to whom I provided products, services or processes, or about whom I received Confidential Information during the course of my employment with Company; provided that, after the termination of my employment for any reason, "Customer" shall only include those persons or entities who I knew were a Customer at any time during the twelve (12) months preceding the termination of my employment;

c)    "Person Employed or Engaged by Company" means any person that is employed or engaged as a contractor by Company during the course of my employment with Company; provided that, after termination of my employment for any reason, "Person Employed or Engaged by Company" shall only
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

include any person who I knew was employed or engaged as a contractor by Company during the twelve (12) months preceding the termination of my employment;

d)    "Potential Customer" means any person or entity that has not yet become a Customer of the Company, but who was contacted for the purposes of doing business with Company or solicited by Company during the course of my employment with Company; provided that, after the termination of my employment for any reason, "Potential Customer" shall only include those persons or entities who I knew were a Potential Customer at any time during the twelve (12) months preceding the termination of my employment.

5.    Non-Compete Provision.
5.1    I agree that during my employment with Company and for a period of twelve (12) months. after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, Twill not, directly or indirectly, anywhere in the Restricted Territory (as defined below):
a)        Engage in, whether as an officer, director, employee, consultant, owner, partner, or in any other capacity, any undertaking or business that engages in the Competitive Business in a capacity similar to any position I held with Company during my employment with Company; or

b)        Have an interest in, whether as owner, shareholder, lender, guarantor or otherwise, any unde1iaking or business that engages in the Competitive Business.

The parties agree that, for purposes of this Agreement, "Restricted Territory" means British Columbia, CA.
6.    Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (a) I have the right to consult with counsel prior to signing this Agreement, (b) l will derive significant value from Company's agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (c) that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for Company's exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company's legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

7.    Return of Company Property. When I cease to be employed by Company for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, and at any earlier time upon request of Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Intellectual Property, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any prope1iy situated on Company's premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company's personnel at any time during my employment, with or without notice. When I cease to be employed by Company, and at any earlier time upon request of Company, I hereby agree to provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information. When I cease to be employed by Company, I hereby agree to cooperate with Company in attending an exit interview and to confirm in writing that I have complied with my obligations under this paragraph if so required by Company.

8.    Legal and Equitable Remedies. I acknowledge and agree that the covenants and obligations under Section 4 and Section 5 of this Agreement are reasonable, necessary and fundamental to the protection of Company's legitimate business interests, and any breach of those covenants and obligations would result in loss and damage to Company for which Company could not be adequately compensated by an award of monetary damages. In the event of any actual or threatened breach of any of those covenants and obligations by me, Company will, in addition to all remedies available to Company at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction. I agree that if Company is successful in whole or in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorney's fees, from me. If Company enforces this Agreement through a court order, I agree that the restrictions of Sections 4 and 5 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

9.    Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Section 4 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 4 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to ·be associated with and to make such persons aware of my obligations under this Agreement.

10.    General Provisions.
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10.1    Continuing Application. The terms of this Agreement will continue to apply throughout my employment with Company, regardless of my length of service or any changes that may occur to my position, duties and responsibilities, compensation or benefits, or other terms of employment, unless me and the Company agree otherwise in writing.
10.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia and shall be treated in all respects as an British Columbia contract. By signing this Agreement, I irrevocably attorn to and submit to the exclusive jurisdiction of the provincial and federal courts and tribunals of the Province of British Columbia, as applicable, with respect to any matters arising from or related to this Agreement or my employment with the Company.
10.3 Severability. If any provision of this Agreement shall, for any reason, be held to violate any applicable law or be unenforceable, in whole or in part, the remainder of this Agreement shall remain in full force and effect to the extent permitted by law.
10.4 Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.
10.5    Assignment of Rights. Company may assign this Agreement to another person or entity.
10.6    Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
10.7    Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

l 0.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10.9 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.
l 0.10 Entire Agreement. This Agreement, and the Employment Agreement to which this Agreement is attached, constitute the entire agreement between me and Company regarding my employment with Company, and supersede all prior oral or written understandings and agreements regarding my employment. There are no
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between me and the Company other than as expressly set forth in this Agreement and in the Employment Agreement to which this Agreement is attached. No modification of or amendment to this Agreement wi\! be effective unless in writing and signed by the party to be charged.

[Signatures to follow on next page]

This Agreement will be effective as of the date signed by the Employee below,

EMPLOYER: Aurinia Pharmaceuticals Inc.    EMPLOYEE:
/s/ Max Donley                        /s/ Stephen P. Robertson
    Max Donley
(Printed Name)

EVP, Internal Operations and Strategy

(Title)

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

MAJOR INVENTIONS

1.    Prior Inventions Disclosure. Except as listed in Section 2 below the following is a complete list of all Prior Inventions:

No Prior Inventions. See below:

    Additional sheets attached.
2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section I above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

Excluded Invention	Party	Relationship

    Additional sheets attached.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix C
FULL AND FINAL RELEASE (BRITISH COLUMBIA)

FOR AND IN CONSIDERATION of the terms and conditions set out in the letter dated September 29, 2020 from Aurinia Pharmaceuticals Inc. to me, I, Stephen Robertson, on behalf of myself, my heirs, successors and assigns (hereinafter collectively referred to as "me" or "I") hereby release and forever discharge AURINIA PHARMACEUTICALS INC. along with all parents, subsidiaries, affiliates and associated companies and entities, and together with all respective officers, directors, employees, servants and agents and their successors and assigns (hereinafter collectively referred to as the "Releasee") jointly and severally from any and all . actions, causes of action, claims, proceedings, liabilities, obligations, and costs which now or hereafter exist by reason of any events, acts or omissions prior to the execution of this Release in any way connected with my employment with the Releasee or the termination thereof, including but not limited to any claims for damages, including statutory notice, common law notice, bonus, commissions, disability, life or other insurance claims, indemnity benefits or other benefits, human rights damages, harassment, discrimination, costs, interest, loss or injury of every nature and kind whatsoever and howsoever arising, whether statutory or otherwise, which I may heretofore have had, may now have, or may hereafter have, in any way relating to the hiring of, the employment by and the cessation of the employment of me by the Releasee.
AND FOR THE SAID CONSIDERATION it is further agreed that I shall not make any claims (including any cross-claims, counter-claims, third party claims, actions or applications) or take any proceedings against any person or corporation who might claim contribution or indemnity against the Releasee in connection with matters which are subject of this release.
I HEREBY ACKNOWLEDGE that I have received all payments and amounts owing to me under the British Columbia Employment Standards Act, as amended, and that the payments made to me herein are in full and final satisfaction of any further entitlements I may have pursuant to the British Columbia Employment Standards Act, as amended. I covenant and undertake that I will not file any complaint for termination or severance pay, overtime or vacation pay or make any other claim pursuant to the British Columbia Employment Standards Act.
I FURTHER ACKNOWLEDGE that I am aware of my rights under the British
Columbia Human Rights Code, as amended, and the British Columbia Workers Compensation Act, as amended. I hereby confirm that I am satisfied regarding the finality of the settlement, and that I have not filed, and have no intention to file, a human rights or prohibited action complaint or application in any way involving the Releasee. I declare that I have no complaint against the Releasee under the British Columbia Human Rights Code, as amended, or the British Columbia Workers Compensation Act, as amended.
I FURTHER ACKNOWLEDGE AND AGREE that, without limiting the generality of the release above, I release the Releasee from all discriminatory, harassing or related misconduct, whether or not related to or connected with my employment or cessation of employment, and I confirm that I release the Releasees from any obligations or liabilities arising from my employment benefits and termination of such benefits to the maximum extent permitted by law.
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

I FURTHER ACKNOWLEDGE AND AGREE that, in the event withholdings have not been deducted from the consideration which should have been deducted, I shall indemnify and save harmless the Releasee from any resulting liabilities, obligations, and costs regarding any claims which .Canada Revenue Agency or Employment Insurance Commission may have with respect to any payments made to or on behalf of me or in respect of any Canada Pension Plan or Employment Insurance benefits or contributions.
IT IS UNDERSTOOD AND AGREED that the beforementioned consideration is deemed to be no admission of liability on the part of the said Releasee.
IT IS HEREBY FURTHER COVENANTED AND AGREED that I will not disclose the terms or the nature of the settlement evidenced by the within Full and Final Release, save and except for my immediate family, my legal and financial advisors, and as may be required by law.
I HEREBY CONFIRM that I have been afforded an opportunity to independently review and read and obtain independent legal advice with respect to the details of this Full and Final Release and the settlement relating thereto, and confirm that I am executing this Full and Final Release freely, voluntarily and without duress.

IN WITNESS WHEREOF I have hereunto executed this Full and Final Release by affixing my hand and seal this whose signature is subscribed below day of , 20    in the presence of the witness

SIGNED, SEALED AND DELIVERED
in the presence of

Witness Signature    Stephen Robertson
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.